Exhibit 99.1

For Immediate Release

AlloVir Appoints Derek Adams, Ph.D., to Board of Directors

Waltham, Mass., February 23, 2023 – AlloVir (Nasdaq: ALVR), a late-clinical stage allogeneic T cell immunotherapy company, today announced the appointment of Derek Adams, Ph.D., to its Board of Directors, effective March 1, 2023. Dr. Adams brings more than two decades of experience leading the manufacturing of biologic and gene therapies at all stages of development.

“I am thrilled that Derek is joining AlloVir’s Board of Directors at this important time as the Company looks toward the completion of our posoleucel Phase 3 studies, and potential regulatory submissions and commercial launches. His experience successfully advancing the manufacturing of complex biologic and gene therapies from clinical development to commercialization will be a tremendous asset as we drive posoleucel through Phase 3 and beyond,” said Diana Brainard, M.D., Chief Executive Officer, AlloVir.

As Dr. Adams joins, AlloVir Board member Ansbert Gadicke, M.D., has advised the Company that he will step down at the end of this month. Dr. Gadicke joined the Board in September 2018 and has helped to guide AlloVir’s growth from an early clinical stage company at the time of its initial public offering in July 2020 to its current state as a late-clinical stage company with three ongoing Phase 3 registrational studies.

“I would like to thank Ansbert for his significant contributions to AlloVir. His experience building leading biopharmaceutical companies has helped shape AlloVir’s strategy and position the company for continued success as we plan for the next phase of our growth,” said Dr. Brainard.

Dr. Adams has extensive experience in building manufacturing capabilities and navigating the regulatory Chemistry, Manufacturing and Controls (CMC) landscape from development through commercialization for advanced medicinal products including cell therapies. He currently serves as Chief Executive Officer of Stellular Bio, a private biotechnology company pioneering a platelet-inspired cell therapy platform for regenerative medicine, and previously served as President and Chief Executive Officer of PlateletBio. Prior to these roles, Dr. Adams spent more than two decades leading CMC for clinical- and commercial-stage biologics and gene therapy companies. He served as Chief Technology and Manufacturing Officer at bluebird bio, Senior Vice President of CMC at Evelo Biosciences, and Vice President of Technical and Strategic Product Development at Alexion Pharmaceuticals. Dr. Adams received his Ph.D. in Chemical Engineering from the University of Minnesota and a B.S. in Chemical Engineering with High Distinction from Worcester Polytechnic Institute.

About AlloVir

AlloVir is a leading late clinical-stage cell therapy company with a focus on restoring natural immunity against life-threatening viral diseases in pediatric and adult patients with weakened immune systems. The company’s innovative and proprietary technology platforms leverage off-the-shelf, allogeneic, single- and multi-virus-specific T cells for patients with T cell deficiencies who are at risk from the life-threatening consequences of viral diseases. AlloVir’s technology and manufacturing process enable the potential for the treatment and prevention of a spectrum of devastating viruses with each single allogeneic cell therapy. The company is advancing multiple mid- and late-stage clinical trials across its product portfolio. For more information, visit www.allovir.com or follow us on Twitter or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding AlloVir’s development and regulatory status of our product candidates, the planned conduct of its preclinical studies, and clinical trials and its prospects for success in those studies and trials, and its strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to AlloVir’s financial results, the timing for the initiation and successful completion of AlloVir’s clinical trials of its product candidates, whether and when, if at all, AlloVir’s product candidates will receive approval from the U.S. Food and Drug Administration, or FDA, or other foreign regulatory authorities, competition from other biopharmaceutical companies, the impact of the COVID-19 pandemic on AlloVir’s product development plans, supply chain, and business operations and other risks identified in AlloVir’s SEC filings. AlloVir cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. AlloVir disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent AlloVir’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

Media and Investor Contact:

Sonia Choi

AlloVir

schoi@allovir.com